                                                                      Exhibit 21

                                  Subsidiaries

1        Dectron, Inc.

2        Dectron USA, Inc.

3        RefPlus, Inc.

4        Thermoplus Air Inc.

5        Circul-Aire Inc.

6        Tranzmetal Inc.

7        IPAC 2000 Inc.

8        International Water Makers Inc. ("IWM")